Exhibit 10.1

RETIREMENT AGREEMENT AND GENERAL RELEASE

THIS RETIREMENT AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between Jeffrey L. Levine (“Executive”) and Omni National Bank (“Employer” or the “Bank”) and Omni Financial Services, Inc. (the “Company”).

STATEMENT OF FACTS

Executive desires to accept the following agreements, including, without limitation, certain additional consideration from Employer and the Company in return for Executive’s general release, non-disclosure, and restrictive covenant agreements set forth below.  Executive desires to settle fully and finally all differences and disputes he may have with Employer, the Company, and Omni Community Development Corporation, including, but not limited to, any differences and disputes that might arise, or have arisen, out of Executive’s employment with and separation from Employer and Executive’s resignation as an employee, officer, and director of Employer, as an employee and officer of the Company, and as a director of Omni Development Corporation.

STATEMENT OF TERMS

In consideration of the mutual promises herein, it is agreed as follows:

1.    Non-Admission of Liability.  Neither this Agreement nor Employer’s or the Company’s offer to enter into this Agreement shall in any way be construed as an admission by Employer or the Company that it has acted wrongfully with respect to Executive or any other person, or that Executive has any rights whatsoever against Employer or the Company.  Employer and the Company specifically disclaim any liability to or wrongful acts against Executive or any other person, on the part of itself, its shareholders, officers, directors, employees, agents, or representatives.

2.    Resignation of Employment and Directorship.  Executive acknowledges, understands, and agrees that Executive voluntarily resigned from his employment with, and as an officer and director of, Employer, to the extent applicable, from his employment with and as an officer and director of the Company, and as an officer and director of Omni Community Development Corporation, all resignations effective December 31, 2007 (the “Separation Date”).  The parties agree that except as set forth herein, this Agreement terminates all aspects of the relationship between Executive and Employer, Executive and the Company, and Executive and Omni Community Development Corporation.  Executive therefore acknowledges, understands, and agrees that Executive does not and will not seek reinstatement, future employment, or return to active employment status with Employer, the Company, or Omni Community Development Corporation.  Executive further acknowledges, understands, and agrees that neither Employer nor the Company nor Omni Community Development Corporation is under any obligation to consider Executive for reinstatement, employment, re-employment, consulting, or similar status at any time.

3.    Consideration.  In full consideration and as material inducement for Executive’s signing of this Separation Agreement and General Release, the receipt, adequacy, and sufficiency of which are hereby acknowledged:

(a)
Executive will remain on a personal leave of absence from his employment with Employer through December 31, 2007, but remain on Employer’s payroll until December 31, 2007 and receive all compensation and other employment benefits to which he would be entitled if he were not on a leave of absence during this time.  During this time, Executive is not permitted or authorized to (i) be on Bank premises unless he is accompanied by a Bank Officer approved by the Bank’s Chief Executive Officer; (ii) access Bank or Company files, confidential information, or computer, email, or telephone systems, either personally or through any agent or representative; (iii) incur any expenses, obligations, or liabilities or make any commitments on behalf of the Bank or the Company (including the extension of credit, granting of loans, waiving of payments, or likewise); or (iv) negotiate or compromise or reduce any debts owed to the Bank or the Company by any third party.

(b)
Within ten (10) days after the Separation Date (as defined herein), Employer will pay Executive, in a one-time, lump sum payment, the total gross amount of $339,300, less required withholdings where applicable, an amount which represents the sum of (i) Executive’s current base compensation for 12 months; (ii) an estimation of Executive’s annual dues at the Standard Club for three (3) years; and (iii) an allowance for office furniture, legal publications, and artwork.  Executive understands and agrees the amount withheld by the Employer from the portion of this payment that is subject to withholding and will be based upon the information contained in the most recent Internal Revenue Service Form W-4 (and similar state form) provided to Employer by Executive.  Executive understands and agrees  that the portion of this payment that is not subject to withholding will be reported as income to Executive on an Internal Revenue Service Form-1099 (and similar state form) and that Executive will be solely responsible for any and all taxes that may attend this income.  Executive agrees to complete by the Effective Date of this Agreement all forms necessary for the Bank to properly and lawfully report this income.

(c)
After the Separation Date, Employer will continue Executive’s and Executive’s dependants’ current health coverage with Employer, at no cost to Executive, for the lesser of 18 months or the Executive’s applicable COBRA period.  Executive will only be eligible for the health coverage described in this Section to the extent Executive elects COBRA coverage.  Notice of Executive’s rights and obligations pursuant to COBRA will be provided to Executive under separate cover.  Executive understands and agrees that any payments made by the Bank on behalf of Executive and/or his dependents for continuing health coverage will be reported as income to Executive on an Internal Revenue Service Form-1099 and that Executive will be solely responsible for any and all taxes that may attend this income.  Executive agrees to complete by the Effective Date of this Agreement all forms necessary for the Bank to properly and lawfully report this income.

(d)
On the Effective Date of this Agreement (or as soon as practicable after the Effective Date), Employer will transfer to Executive the full and unencumbered title to the vehicle (2006 BMW 750 LI4S, VIN: WBAHN83536DT36671) (“Vehicle”) currently used by Executive.  Executive understands and agrees that the current value of Vehicle ($51,265.00) will be reported as income to Executive on an Internal Revenue Service Form-1099 (and similar state form) and that Executive will be solely responsible for any and all taxes that may attend this income.  Executive agrees to complete by the Effective Date of this Agreement all forms necessary for the Bank to properly and lawfully report this income and complete the transfer of title.

(e)
Employer and the Company will continue to recognize, where, when, and for as long as, in the sole discretion of the Company’s Board of Directors, such recognition is appropriate, Executive’s past contributions to the Company.  Such recognition may include, but not be limited to, designation of Executive as a Director Emeritus of the Company and recognition of Executive’s Co-Founder and Director Emeritus status in the Company’s Annual Report and in the Bank’s offices.  Employer’s and the Company’s obligation pursuant to this Agreement to recognize Executive’s past contributions to the Company will cease immediately upon: (i) the filing of a civil or administrative complaint against the Bank, the Company, or Executive based in whole or in part on Executive’s actions or omissions while employed with the Bank; (ii) the announcement by any governmental agency of an investigation, audit, or inquiry of the Bank, the Company, or Executive based in whole or in part on Executive’s actions or omissions while employed with the Bank; (iii) the criminal indictment of Executive based in whole or in part on Executive’s actions or omissions while employed with the Bank; and/or (iv) Executive’s breach of or failure to comply with any part of this Agreement.

(f)
The Company agrees that Executive has until December 31, 2009 to exercise his rights pursuant to the January 1, 2005 Stock Option Agreement between the Company and the Executive (“Stock Option Agreement”).  This Section 3(f) constitutes an Amendment to the Stock Option Agreement, duly approved by the Company’s Board of Directors, and to the extent applicable and/or necessary, by the Bank’s Board of Directors.

4.    Complete Release.  As a material inducement to Employer and the Company to enter into this Agreement, Executive hereby irrevocably and unconditionally releases, acquits, and forever discharges Employer and the Company and each of Employer’s and Company’s stockholders, officers, directors, employees, successors, assigns, agents, representatives, attorneys, and all persons acting by, through, under, or in concert with any of them (collectively “Released Parties”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements (excluding this Agreement itself), controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations or breaches of any contracts, express or implied, or any tort, or any legal restrictions on Employer’s right to terminate employees, or any federal, state, or other governmental statute, regulation, or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; (2) the Americans with Disabilities Act; (3) 42 U.S.C. § 1981; (4) the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (5) the Equal Pay Act; (6) the Employee Retirement Income Security Act (“ERISA”); (7) Section 503 of the Rehabilitation Act of 1973; (8) the False Claims Act (including the qui tam provision thereof); (9) the Occupational Safety and Health Act; (10) the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”); (11) intentional or negligent infliction of emotional distress or “outrage”; (12) interference with employment and/or contractual relations; (13) wrongful discharge; (14) invasion of privacy; (15) assault and battery; (16) defamation; (17) whistleblowing; and (18) violation of any other legal or contractual duty arising under the laws of the state of Georgia or the United States of America, (individually the “Claim” and collectively the “Claims”), which Executive now has, owns, or holds, or claims to have, own or hold, or which Executive at any time heretofore had, owned, or held, or claimed to have, own, or hold, against each or any of the Released Parties at any time up to and including the date of execution of this Agreement.

5.    Cessation of Authority.  Executive acknowledges, understands, and agrees that after October 29, 2007, Executive is not and has not been authorized to incur any expenses, obligations or liabilities, or to make any commitments on behalf of Employer or the Company.  Executive agrees to submit to the Chief Financial Officer of Employer (“CFO”) on or before the Effective Date, any and all expenses that were incurred by Executive on behalf of Employer or the Company (which have not previously been reimbursed) and any and all contracts or other obligations entered into by Executive on behalf of Employer or the Company (which have not previously been disclosed), including but not limited to any loans agreed to or memoranda of understanding entered into on behalf of the Employer or the Company.  Employer agrees to reimburse Executive for reimbursable expenses incurred by Executive through October 29, 2007 which have not yet been reimbursed and which are promptly submitted to Employer, pursuant to Employer’s standard policies and procedures relating to reimbursement of expenses.

Notwithstanding anything in this Section 5, however, Employer, provided that Executive submits to the CFO appropriate documentation of the expenses on or before the Effective Date, shall reimburse Executive for the following expenses (and only the following expenses) properly incurred by him between October 29, 2007 and the Effective Date (a reimbursement amount not to exceed $2,915.36):

(a)	Expenses incurred by Executive at the Standard Club in November 2007 and December 2007 (not to exceed $1,338.00);

(b)	Expenses incurred by Executive for his automobile and Georgia REA in November 2007 and December 2007 (not to exceed $1268.36); and

(c)	Expenses incurred by Executive for continuing education in December 2007 (not to exceed $309.00).

6.    Agreement Not to Disclose Trade Secrets and Confidential Information.  Executive acknowledges, understands, and agrees that in the course of employment with Employer, Executive has acquired Confidential Information and Trade Secrets, as those terms are defined below, concerning Employer’s and the Company’s operations, policies and practices, future plans, and methods of doing business, which information Executive understands and agrees would be extremely damaging to Employer or the Company if disclosed to a competitor or made available to any other person or entity.  Executive acknowledges, understands, and agrees that such information has been divulged to Executive in confidence.  Executive agrees to protect and hold in strict confidence all Company Information, as that term is defined below, that Executive has received or created on behalf of Employer or the Company and that Executive will not, directly or indirectly, use, publish, disseminate, or otherwise disclose any Company Information to any third party without Employer’s and/or the Company’s prior written consent, unless and until such time as the restrictions on Executive’s use or disclosure of such Company Information expire as set forth herein below.  If a disclosure of Company Information is required by law, subpoena, or court order, Executive agrees to give Employer the maximum feasible prior written notice of the legal justifications and requirements for any proposed disclosure of such information so that Employer and/or the Company may object to such disclosure if appropriate.

Executive further acknowledges, understands, and agrees that Executive has complied with Employer’s policies and his previous agreements with Employer regarding the protection of Company Information, that Executive has held such Information in trust and strict confidence, and that Executive will continue to do so according to the terms set forth in this Agreement.

The restrictions on Executive’s use or disclosure of all Company Information, as set forth above, shall survive for a period of two (2) years after the Separation Date; provided however, that the restrictions on the use or disclosure of Trade Secrets shall survive beyond such two (2) year period for so long as such information qualifies as a Trade Secret under applicable law.

In view of the nature of Executive’s employment and Company Information which Executive has received or created during the course of Executive’s employment, Executive likewise acknowledges, understands, and agrees that Employer and/or the Company would be irreparably harmed by any material violation, or threatened material violation of this Agreement by Executive and that, therefore, Employer and/or the Company shall be entitled to an injunction prohibiting Executive from any violation or threatened violation of this Agreement, and shall further be entitled to recover any damages proximately caused by such violation(s).  The undertakings set forth in this Section shall survive the termination of other arrangements contained in this Agreement.

“Company Information” means Confidential Information and Trade Secrets of both Employer and the Company.  However, “Company Information” does not include any information which: (i) at the time of disclosure to Executive, was in the public domain or was already lawfully in Executive’s possession without a breach of duty owed to Employer or the Company; (ii) after disclosure to Executive, is published or otherwise becomes part of the public domain without a breach of duty owed to Employer and/or the Company and through no fault of Executive; or (iii) was received after disclosure to Executive from a third party who had a lawful right to and, without a breach of duty owed to Employer and/or the Company, did disclose such information to Executive.

“Confidential Information” means any and all information of Employer and the Company other than Trade Secrets that has value and is not generally known to Employer’s or the Company’s competitors.  This includes any information about Employer’s and/or the Company’s loan, accounting, or financial practices or procedures; Employer’s and/or the Company’s operations; future plans; actual or potential customers, vendors and suppliers; and methods of doing business.

“Trade Secret” means information related to the business or services of Employer and/or the Company which: (i) derives independent actual or potential commercial value from not being generally known or readily ascertainable through independent development or reverse engineering by third parties who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts by Employer and/or the Company and such third parties that are reasonable under the circumstances to maintain its secrecy.  Assuming the foregoing criteria in the immediately preceding clauses (i) and (ii) are met, Trade Secret includes business and technical information including, without limitation, designs, formulas, patterns, compilations, programs, devices, inventions, methods, techniques, drawings, processes, finances, and existing and future products and services of Employer and/or the Company.

7.    Return of Company Materials and Property.  Executive acknowledges, understands, and agrees that as a result of Executive’s employment, Executive has had in Executive’s custody, possession, and/or control documents, data, materials, files, and other items that are the property of Employer, the Company, or its customers, including loan applications and portfolios and Company Information.  Executive agrees that to the extent Executive has not already done so, Executive will turn over to Employer’s Chief Financial Officer on or before the Effective Date, all files (including but not limited to loan files), memoranda, records, credit cards, manuals, computer equipment, computer software, pagers, personal data assistants (“PDAs”), cellular phones, facsimile machines, Company Information, and any other equipment or documents, all other property of similar type that Executive received from Employer or the Company and/or that Executive used in the course of Executive’s employment and that is the property of Employer, the Company, or its customers (including any electronic versions of such items).  Executive further agrees that after returning any electronic or physical versions of such items, Executive will permanently delete and destroy any remaining electronic versions or physical copies in Executive’s possession, custody, or control.  Executive further acknowledges, understands, and agrees that he is to return any computer and/or electronic equipment provided previously to him by Employer or the Company to the CFO without deleting or destroying any information thereon.

Employer agrees to (i) return to Executive, no later than the Separation Date, any and all of Executive’s personal property and effects left by Executive on Employer’s premises (Six Concourse Parkway, Suite 2300, Atlanta, Georgia  30328) (“Premises”), or (ii) provide Executive access to Premises on or before the Separation Date for Executive to retrieve his personal property and effects.

8.    Confidentiality of Agreement.  Executive acknowledges, understands, and agrees that Executive has kept and will keep the terms, amount, value, and nature of consideration paid to Executive, and the existence of this Agreement completely confidential, and that Executive will not hereafter disclose any information concerning this Agreement to anyone other than Executive’s immediate family, accountants, attorneys, and other professional representatives who will be informed of and bound by this confidentiality clause.

9.    Non-Disparagement and Professionalism.  Executive acknowledges, understands, and agrees that Executive will not make or issue, or procure any person or entity to make or issue, any statement in any form (including but not limited to, statements to the media, on web-sites, via the internet, or in web “chat rooms”) concerning: (i) Employer, the Company, or any Released Party; (ii) Executive’s employment relationship with Employer and/or the Company; (iii) the termination of Executive’s employment relationship; or (iv) the termination of Executive as a director, to any person or entity if such statement is harmful to or disparaging of Employer, the Company, or any Released Party.

10.           Age Discrimination In Employment Act.  Executive acknowledges, understands, and agrees that this Agreement and the termination of Executive’s employment and directorship and all actions taken in connection therewith are in compliance with the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”) and that the releases set forth in Section 4 hereof shall be applicable, without limitation, to any claims brought under these Acts.  Executive further acknowledges, understands, and agrees that:

(d)
the release given by Executive in this Agreement is given solely in exchange for the consideration set forth in Section 3 of this Agreement and such consideration is in addition to anything of value which Executive was entitled to receive prior to entering into this Agreement;

(e)	by entering into this Agreement, Executive does not waive rights or claims that may arise after the date this Agreement is executed;

(f)
Executive has been advised to consult an attorney prior to entering into this Agreement, and this provision of this Agreement satisfies the requirement of the OWBPA that Executive be so advised in writing;

(g)	Executive has been offered twenty-one (21) days from his receipt of this Agreement within which to consider this Agreement; and

(h)
for a period of seven (7) days following Executive’s execution of this Agreement, Executive may revoke this Agreement by delivering written notice of such revocation to the Employer’s CFO and this Agreement shall not become effective or enforceable until such seven (7) day period has expired (“Effective Date”).

11.            No Other Claims.  Executive acknowledges, understands, and agrees that Executive has not filed, nor assigned to others the right to file, nor are there pending, any complaints, charges, or lawsuits by or on behalf of Executive against Employer and/or the Company with any governmental agency or any court.  Executive further acknowledges, understands, and agrees that Executive will not purchase or acquire any Claim from a third party or be assigned any Claim by a third party against Employer and/or the Company on or after the Effective Date.

12.            Indemnification for Breach of Agreement.  As further material inducement to Employer and the Company to enter into this Agreement, Executive hereby agrees to indemnify and hold each and all of the Released Parties harmless from and against any and all loss, costs, damages or expenses, including without limitation, attorneys’ fees incurred by Released Parties or by any of the Released Parties’ agents, representatives, or attorneys arising out of any breach of this Agreement by Executive or the fact that any acknowledgement, understanding, agreement, or representation made herein by Executive was false when made.

13.            Acknowledgments.

(a)
Executive acknowledges, understands, and agrees that Executive has been paid in full for all hours that Executive has worked for Employer and/or the Company and that Executive has been paid any and all compensation or bonuses which have been earned by Executive (whether under any employment agreement or otherwise) through the date of execution of this Agreement.

(b)
Executive acknowledges, understands, and agrees that Executive is not eligible for or vested in any benefits under any salary continuation plan (or SERP) with Employer or the Company, and that he waives and releases all claims to file suit for same.

(c)	Executive acknowledges, understands, and agrees that Executive does not have any outstanding loans from or balances due to Employer and/or the Company.	.

(d)
Executive acknowledges, understands, and agrees that Executive has been informed of Employer’s Family and Medical Leave Act (“FMLA”) policy and Executive’s rights thereunder.  Executive acknowledges, understands, and agrees that he has not been denied any FMLA leave, that he is not currently requesting any FMLA leave, and that to the extent applicable, he has been returned to his same or a substantially similar job following any FMLA leave that he has taken.

(e)
Executive acknowledges, understands, and agrees that Executive has no knowledge of any actions or inactions by any of the Released Parties or by Executive that Executive believes could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body or banking authority.

(f)
Executive acknowledges, understands, and agrees that the consideration described above in Section 3 of this Agreement is not required by Employer’s or the Company’s policies and procedures or by any contracts between Executive and Employer or Executive and the Company.  Executive further acknowledges, understands, and agrees that Executive’s entitlement to receive the consideration set forth in Section 3 is conditioned upon Executive’s execution and delivery of this Agreement and compliance with the terms of this Agreement.

(g)
Executive acknowledges, understands, and agrees that in executing this Agreement Executive does not rely, and has not relied, upon any representation or statement not set forth herein made by any of the Released Parties or by any of the Released Parties’ agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise.

(h)
Employer and the Company advised Executive to consult with an attorney prior to executing this Agreement. Executive acknowledges, understands, and agrees that Executive has had the opportunity to consult counsel if Executive chose to do so. Executive acknowledges, understands, and agrees that Executive is responsible for any costs and fees resulting from Executive's attorney participation in negotiating and/or reviewing this Agreement.

(i)
Executive acknowledges, understands, and agrees that neither Executive nor his heirs, executors, administrators, successors, or assigns shall be entitled to any personal recovery in any proceeding of any nature whatsoever against Employer, the Company, or any Released Party arising out of any of the matters released in this Agreement.

14.            Restrictive Covenants.

(a)                  Agreement Not to Solicit Customers or Consultants.  Executive agrees that beginning immediately and continuing for a period of two (2) years from the Separation Date, Executive will not, either directly or indirectly, on Executive’s own behalf or in the service of or on behalf of others, solicit, divert, or appropriate or attempt to solicit, divert, or appropriate to any third party, any individual or entity which was an actual or actively sought prospective client, customer, or consultant of Employer and/or the Company and with whom Executive had material contact during his term of employment with Employer, for purposes of providing products or services that are competitive with those provided by Employer or the Company.

(b)                  Agreement Not to Solicit Employees.  Executive agrees that beginning immediately, and continuing for a period of two (2) years from the Separation Date, Executive will not, either directly or indirectly, on his own behalf or in the service of or on behalf of others, solicit, divert, or hire, or attempt to solicit, divert, or hire, any person employed by Employer and/or the Company, and whom Executive supervised, either directly or indirectly, or hired on behalf of Employer and/or the Company, whether or not such employee is a full-time employee or a temporary employee of Employer and/or the Company and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

(c)                  Agreement Not to Compete.  Executive acknowledges that his specialized skills, abilities, and contacts have been important to the success of the Bank and the Company and that by reason of the character and nature of the Bank’s and the Company’s business activities and operations and the scope of the territory in which Executive performed the Services (as defined below) in order to protect the Bank’s and the Company’s legitimate business interests it is necessary for Executive to agree not to engage in certain specified activities in such territory for a certain period of time after his employment with the Bank and Company ends.  Therefore, for a period of two (2) years after the Separation Date, Executive will not directly or indirectly, within the Territory (as defined below), (i) for himself or (ii) as a consultant, independent contractor, manager, supervisor, employee, or owner of a Competing Business (as defined below), engage in any business in which he provides services which are the same as or substantially similar to the Services he provided for the Bank and/or the Company.  “Competing Business” shall mean any person, business, or entity who or which sells, markets, or distributes products and/or sells, furnishes, or provides services substantially the same as those sold, marketed, distributed, furnished, or supplied by the Bank and/or the Company during the term of Executive’s employment.  “Territory” shall mean the geographic area encompassed within a sixty (60) mile radius of the Premises.  “Services” shall mean the manager of the operations department of a Competing Business.

15.            Enforcement of Restrictive Covenants, Confidentiality and Non-Disparagement.

(a)                  In the event any party breaches, or threatens to commit a breach of, any of the provisions of Sections 6, 9, or 14, the injured party shall have the right and remedy to enjoin, preliminarily and permanently, the other from violating or threatening to violate these sections and to have these sections specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of these sections would cause irreparable injury to the injured party and that monetary damages would not provide an adequate remedy to such party. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the injured party at law or in equity.

(b)                  Executive acknowledges and agrees that the covenants contained in Sections 6, 9, or 14 are reasonable and valid in time and scope and in all other respects. These covenants shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement. If any portion of the foregoing sections are found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, definition of activities, or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined or a new enforceable term provided, such that the intent of Employer, the Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

(c)                  In the event that the enforcement of any of the terms of this Agreement is sought in a court of competent jurisdiction, including any period during which a restrictive covenant is in force, and the protective restrictive covenant or term of the Agreement is held to be enforceable, the restrictive time period specified in the Agreement shall be deemed tolled upon the filing of the lawsuit seeking to enforce the Agreement until the dispute is finally resolved and all periods of appeal have expired.

16.            Covenant Not to Sue.  Employer and the Company agree that neither Employer nor the Company will, after December 31, 2009 (a period two (2) years from the Separation Date), initiate or cause to be initiated any legal proceedings against Executive based upon or arising from Executive’s acts and/or omissions and/or alleged acts and/or omissions while Executive was employed by the Bank and/or the Company or serving as an officer and/or director of the Bank and/or the Company.  Executive understands, acknowledges, and agrees that nothing in this Section limits, compromises, or otherwise modifies either the Bank’s or the Company’s rights and/or obligations (i) to continue after December 31, 2009 any legal proceedings against Executive that were initiated by Employer and/or the Company on or before December 31, 2009 and/or in which Employer and/or the Company are involved prior to December 31, 2009; (ii) to initiate and/or pursue legal action against Executive on or before December 31, 2009 based upon or arising from Executive’s acts and/or omissions and/or Executive’s alleged acts and/or omissions while he was employed by the Bank and/or the Company or serving as an officer and/or director of the Bank and/or the Company; (iii)  to, at any time, initiate and/or pursue legal action against Executive based upon or arising from Executive’s acts and/or omissions and/or Executive’s alleged acts and/or omissions that occur or are alleged to have occurred after December 31, 2007 (whether or not such acts and/or omissions relate to his employment, officership, and/or directorship of the Bank and/or the Company and/or this Agreement); (iv) to, at any time, disclose suspected and/or actual improprieties and/or unlawful activity to shareholders and/or appropriate regulatory or governmental authorities, regardless of when such improprieties and/or unlawful activity (suspected or actual) took or are suspected of having taken place; and/or (v) to, at any time, cooperate with regulatory and/or other governmental authorities (including any court of competent jurisdiction) in any proceeding, investigation, and/or other legal action based upon or arising from Executive’s acts and/or omissions and/or alleged acts and/or omissions, regardless of when such acts and/or omissions (suspected or actual) took or are suspected of having taken place.

17.            Severability.  The provisions of this Agreement are severable, and if any paragraph, section, or part is found to be unenforceable, the remainder of the Agreement shall remain fully valid and enforceable.

18.            Cooperation.  Executive agrees to cooperate fully with Employer and/or the Company with respect to: (i) any banking or regulatory matters or investigations; (ii) clients or customers of Employer and/or the Company; (iii) any employment or business issues; and (iv) any legal action against Employer and/or the Company, whether or not the issue with which Employer or the Company seek Executive’s cooperation concerns any aspect of Executive’s former employment.

19.            Sole and Entire Agreement.  This Agreement sets forth the entire agreement between the parties hereto, and supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof.

20.            Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors, transferees, and permitted assigns.  This Agreement shall not be assignable by Executive but shall be freely assignable by Employer.

21.            Governing Law.  This Agreement shall be interpreted under the laws of the State of Georgia.

22.            Regulatory Approval.  The parties have entered into this Agreement in good faith, intending to be bound fully hereby.  Nonetheless, the parties acknowledge, understand, and agree that the Bank is a regulated entity and, to the extent any regulatory agency has the authority to review, disapprove, or void this Agreement, the parties agree to be bound thereby.

23.            Knowledgeable Decision by Executive.  Executive acknowledges, understands, and agrees that Executive has read all the terms of this Agreement.  Executive understands the terms of this Agreement and understands that this Agreement releases forever Employer from any legal action, arising from Executive’s relationship with Employer and/or the Company as an employee and board member and the termination of the employment relationship between Executive and Employer and Executive and the Company.  Executive is signing and delivering this Agreement of Executive’s own free will in exchange for the consideration to be given to Executive.

24.            Full and Careful Consideration.  Executive acknowledges, understands, and agrees that Executive may take the Agreement home and carefully consider all of its provisions before signing it.  Executive may take up to twenty-one (21) days to decide whether Executive wants to accept and sign this Agreement.  Executive acknowledges, understands, and agrees that if Executive signs this Agreement, Executive will then have an additional seven (7) days after Executive signs the Agreement in which to revoke it.  This Agreement will not be effective or enforceable, nor will any consideration be paid, until after the seven (7) day period has expired.  Executive is free, and encouraged, to discuss the contents and advisability of signing this Agreement with an attorney of Executive’s choosing.

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25.            Effective Date.  This Agreement, consisting of 10 pages and 25 numbered sections shall become effective immediately following the seven (7) day revocation period set forth herein (the “Effective Date”).  As of the Effective Date, if Executive has not revoked this Agreement, this Agreement shall be fully effective and enforceable.

EXECUTIVE SHOULD READ THIS AGREEMENT CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AND CONTAINS RESTRICTIVE COVENANTS BARRING SPECIFIC ACTIVITIES.

December 18, 2007	/s/ Jeffrey L. Levine
DATE	Jeffrey L. Levine

December 20, 2007	Omni National Bank
DATE
	By:	/s/ Irwin M. Berman
	Name:	Irwin M. Berman
	Title:	President

December 20, 2007	Omni Financial Services, Inc.
DATE
	By:	/s Irwin M. Berman
	Name:	Irwin M. Berman
	Title:	President

COUNSEL ATTESTS THAT HE HAS READ THE AGREEMENT CAREFULLY AND UNDERSTANDS THAT THE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:	December 18, 2007	/s/ Steven S. Dunlevie
Steven S. Dunlevie, Esq.
Counsel for Jeffrey L. Levine
Womble, Carlye, Sandridge & Rice, PLLC